Exhibit 4.11

Execution Version

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT is made as of this 7th day of February, 2019 (this “Agreement”), by and between ELBIT IMAGING LTD., a public company incorporated under the laws of the State of Israel (Company No. 52-004303-5) (the “Seller”) and FOCUSED HOLDINGS 3, as a Series of ECG LP, a limited partnership organized and existing under the laws of Delaware (the “Purchaser”, and together with the Seller, each is referred to as a “Party” and collectively as the “Parties”).

WHEREAS, the Seller is the legal and beneficial holder of ordinary shares, no par value (“Ordinary Shares”) of Elbit Medical Technologies Ltd., a public company incorporated under the laws of the State of Israel (Company No. 52-003964-5) (the “Company”); and

WHEREAS, under a Share Purchase Agreement, dated August 7, 2018, the Seller has sold to the Purchaser and its Affiliates (where an “Affiliate” for purposes of this Agreement is an entity which controls, is controlled by, is under common control with, or is under common management with, another entity) a total of 60,087,537 Ordinary Shares, constituting approximately 26% of the Company’s issued and outstanding share capital; and

WHEREAS, the Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, up to an additional aggregate of 57,968,760 Ordinary Shares held legally and beneficially by the Seller (the “Maximum Amount of Shares”), all pursuant to the terms and conditions more fully set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the Parties hereby agree as follows:

1.	Purchase and Sale of the Sale Shares.

1.1. Sale of Shares. Subject to the terms and conditions hereof, at the Initial Closing and any Deferred Closings (as defined in Section 1.3 below), the Seller shall sell to the Purchaser, and the Purchaser shall purchase from the Seller, up to Maximum Amount of Shares, at the relevant price per share, each having the rights and preferences and privileges set forth in the Company’s Articles of Association (the “Articles”), which constitute in the aggregate on the date hereof approximately 25% of the issued and outstanding share capital of the Company, and approximately 16% of the issued and outstanding share capital of the Company on a Fully Diluted Basis (as defined herein). Any Ordinary Shares purchased hereunder will be transferred by the Seller to the Purchaser upon the payment by the Purchaser to the Seller of the relevant portion of the purchase price by means of an “off-the-market” block sale transaction executed by the TASE members representing each of the parties, or other method agreed to by the Parties.

For purposes hereof, “Fully Diluted Basis” means taking into account all issued shares, warrants, options, convertible loans, rights and convertible securities, on an as-if exercised and as-converted basis (including all rights and promises of any kind that could directly or indirectly result in the acquisition of Ordinary Shares from the Company).

1.2. Initial Closing. The initial closing of the sale and purchase of an aggregate number of between 3,760,417 and, at Purchaser’s election, up to 28,984,380 Ordinary Shares (the “Initial Sale Shares”) at a price per Ordinary Share of NIS 0.96 (the “Initial Price Per Share”) for Initial Sale Shares shall take place on or before March 18, 2019, or at such other time and place as mutually agreed to by the Parties (the “Initial Closing”).

1.3. Deferred Closings. Subject to the consummation of the Initial Closing, during the period beginning upon completion of the Initial Closing and ending at 17:00 Israel time on May 13, 2019 (the “Deferred Closings Period”), the Purchaser shall have the right, but not the obligation, upon delivery to the Seller of at least five (5) business days’ prior written notice, to purchase additional Ordinary Shares at a price per Ordinary Share of NIS 1.02 (the “Deferred Price Per Share”) (the “Deferred Sale Shares”, and together with the Initial Sale Shares, the “Sale Shares”) in one or more deferred closings (each a “Deferred Closing” and, collectively, the “Deferred Closings”, and together with the Initial Closing, each shall be referred to as a “Closing”), up to an aggregate amount of Deferred Sale Shares at any Deferred Closing equal to: (i) the Maximum Amount of Shares; minus (ii) the Initial Sale Shares; minus (iii) any Deferred Sale Shares already purchased by the Purchaser; minus (iv) any Ordinary Shares sold by the Seller to a thirty party with respect to which it paid the Purchaser the Compensation (as defined in Section 4.3(b) below) (the “Adjusted Maximum Amount”); provided that the consideration for the Deferred Sale Shares purchased in any such Deferred Closing (other than the final Deferred Closing) must be equal to or greater than NIS 3,500,000.

1.4. Conditions Precedent.

(a) The obligations of the Purchaser at a Closing are subject to the satisfaction of each of the following conditions on or prior to such Closing, any of which may be waived by the Purchaser in its sole discretion:

(i) The representations and warranties of the Seller shall be true and correct in all material respects as of the date hereof and as of such Closing as though made at that time, and the Seller shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by it at or prior to such Closing.

(ii) To the extent required under law, any regulatory approval for the sale and purchase of the Sale Shares shall have been obtained.

(iii) The Seller shall have delivered to the Purchaser prior to the Initial Closing the Amended and Restated Voting Agreement in the form attached hereto as Exhibit A (the “Voting Agreement”), dated as of the Initial Closing, duly executed by the Seller.

(b) The obligations of the Seller at a Closing are subject to the satisfaction of each of the following conditions on or prior to such Closing, any of which may be waived by the Seller in its sole discretion:

(i) The representations and warranties of the Purchaser shall be true and correct in all material respects as of the date hereof and as of such Closing as though made at that time.

(ii) To the extent required under law, any regulatory approval for the sale and purchase of the Sale Shares shall have been obtained.

(iii) The Purchaser shall have delivered to the Seller prior to the Initial Closing the Voting Agreement, dated as of the Initial Closing, duly executed by the Purchaser.

2. Adjustments.

2.1. Adjustments. Notwithstanding anything to the contrary herein, the relevant price per share hereunder and the number and kind of Sale Shares issuable hereunder are subject to adjustment, in the event of changes in the outstanding Ordinary Shares of the Company by reason of any: (i) distributions (of shares, securities or other property of the Company, by way of dividend or otherwise), (ii) share splits, (iii) reverse-share splits, (iv) reclassifications, or (v) any other similar event. In any such case the number and class of shares available for purchase by the Purchaser under this Agreement in the aggregate, and the relevant price per share, shall be correspondingly adjusted to give the Purchaser the total number, class and kind of shares as the Purchaser would have owned had this Agreement been exercised (in full) immediately prior to the event and had the Purchaser continued to hold such shares until immediately after the event requiring adjustment.

2.2. Certificate as to Adjustment. Whenever there is an adjustment pursuant to Section 2.1, the Seller shall promptly issue and deliver to the Purchaser a certificate setting forth, in reasonable detail, the nature of the adjustment, the adjusted price per share, and the number, class and kind of Sale Shares purchasable hereunder after giving effect to such adjustment. The form of this Agreement need not be changed because of any adjustment in the number, class or kind of shares in the Company subject to this Agreement or any adjustment in the price per share.

3. Representations and Warranties.

3.1. Each Party represents and warrants to the other Party, as of the date of the Closing, as follows:

(a) Authorization; Validity. It has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered and constitutes the lawful, valid and legally binding obligation of such Party, enforceable in accordance with its applicable terms and conditions.

(b) No Breach. Neither the execution and delivery of this Agreement, or any ancillary document attached hereto, nor compliance by such Party with the terms and provisions hereof or thereof, will conflict with, or result in a breach or violation of, any of the terms, conditions and provisions of: (i) any judgment, order, injunction, decree, or ruling of any court or governmental authority, domestic or foreign to which such Party is party or by which such Party is bound; (ii) any agreement, contract, lease, license or commitment to which such Party is a party or to which it is subject, or to which any of its properties is subject; or (iii) applicable law, statute, ordinance, or regulation.

3.2. The Purchaser represents and warrants to the Seller as follows:

(a) Investment Purpose; No Affiliation with Other Investors; No Controlling Interest. The Purchaser is purchasing the Sale Shares for its own account and not in conjunction with any other party purchasing the Sale Shares under the terms and conditions hereof. The Purchaser is purchasing for investment purposes only and not with a view to, or for resale in connection with, the public sale or distribution thereof. There are no agreements between the Purchaser and any other party with respect to the purchase or sale of securities of the Company or with respect to the voting rights in the Company other than pursuant to the Voting Agreement.

(b) Knowledge and Experience. The Purchaser has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment in the Company, has evaluated the merits and risks of such investment, accepts the terms and conditions of such investment, has the ability to bear the economic risks of its investment for an indefinite period of time, can afford the complete loss of its investment and recognizes that an investment in the Company involves substantial risk.

(c) Access to Information. The Purchaser acknowledges that the Company files reports regarding material aspects of its activity in accordance with the Israeli Securities Law, 5728-1968 (the “Securities Law”) and the regulations promulgated thereunder, and that such reports are available to the Purchaser.

(d) General Solicitation. The Purchaser is not purchasing the Sale Shares as a result of, and the Purchaser is not aware of, any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar relating to the sale of the Sale Shares.

(e) No Other Representations and Warranties. Except for the representations and warranties expressly and specifically made by the Seller in this Agreement, the Seller does not make any express or implied representation or warranty, and the Seller hereby disclaims all other representations and warranties of any kind or nature, express or implied.

(f) The Securities Law and the Israeli Companies Law. The Purchaser acknowledges that the Company is a public company and the Ordinary Shares are listed for trade on the Tel Aviv Stock Exchange. The Company is subject to the Securities Law and the Israeli Companies Law, 5759-1999 including (but not limited to) provisions in respect of: (i) shareholders’ responsibilities (including the obligation of a major shareholder to update the Company on any transaction in its shares; (ii) prohibition of the use of inside information about the Company; and (iii) prohibition of acquiring (including together with others) 90% or more of the Company’s outstanding share capital, except by means of a full tender offer.

3.3. The Seller represents and warrants to the Purchaser as follows:

(a) Sale Shares.

(i) All Sale Shares have been duly and validly issued, and are fully paid and non-assessable.

(ii) The Seller is the lawful owner, beneficially and of record, of all of the Sale Shares being transferred by the Seller hereunder and of all rights thereto, which Sale Shares are, and shall be upon transfer hereunder, free and clear of all liens, claims, charges, encumbrances, restrictions, rights, options to purchase, proxies, voting trust and other voting agreements, calls or commitments of any kind, other than any such rights and restrictions that are applicable to the Sale Shares pursuant to the Articles.

(iii) The Maximum Amount of Shares constitutes approximately 25.0% of the issued and outstanding share capital of the Company, and approximately 16% of the issued and outstanding share capital of the Company on a Fully Diluted Basis on the date hereof.

(b) Disputes. There is no suit, action, proceeding, claim or investigation pending or, to the knowledge of the Seller, threatened, against the Seller that seeks to prevent the Seller from consummating the transactions contemplated by this Agreement.

(c) Accuracy of Public Disclosures. All of the information included in the Company’s public reports and filings (filed with the Israel Securities Authority or with the Tel Aviv Stock Exchange) made since January 1, 2016 were accurate in all material respects as of the date of publication. Since January 1, 2016, any material information which was required to be disclosed to the public under Israeli law, has been disclosed by the Company in accordance with applicable law.

3.4. The representations and warranties of each Party contained in this Section 3 shall survive the Closing hereunder and continue in full force and effect thereafter.

4. Fiduciary Duty; Right of First Refusal; Compensation; Co-Sale.

4.1. Sale of Ordinary Shares to Third Parties.

(a) During the Deferred Closings Period the Seller shall not sell any Ordinary Shares out of the Maximum Amount of Shares (as adjusted according to Section 1.3 above) except in accordance with the provisions of this Section 4, and, in no event, for a price of less than 107.5% of the Deferred Price Per Share. It is made clear that: (i) there are no restrictions on the disposition (including, but not limited to a sale, pledge, transfer and any similar transaction) of Ordinary Shares of the Company, by the Seller, that are not out of the Maximum Amount of Shares (as adjusted according to Section 1.3 above) (the “Free Shares”); and (ii) in any sale of Ordinary Shares of the Company, by the Seller, the Free Shares will be deemed to be the first to be sold.

(b) The Seller shall comply with the provisions of this Section 4 until the earlier of: (a) the end of the Deferred Closings Period; and (b) the time at which the Adjusted Maximum Amount has been reduced to zero.

4.2. Right of First Refusal.

(a) If at any time during the Deferred Closings Period, the Seller receives a bona fide binding offer from a third party (a “Proposed Purchaser”) to acquire any number of Ordinary Shares (the “Proposed Shares”) for a price per share that is at least 107.5% of the Deferred Price Per Share (the “Proposed PPS” and the “Offer”, respectively), and the Seller wishes to sell, assign, transfer, or otherwise dispose of (each, a “Transfer”) the Proposed Shares on such terms, then the Purchaser shall have a right of first refusal to acquire up to an aggregate amount of Ordinary Shares equal to the Adjusted Maximum Amount of Shares for the Proposed PPS, in accordance with the provisions set forth in this Section 4 (the “ROFR Shares”).

(b) The Seller shall provide the Purchaser with an offer stating the terms of the proposed Transfer (the “ROFR Notice”). The Purchaser may accept the terms of purchase set forth in the ROFR Notice by giving the Seller notice to that effect (the “ROFR Acceptance”) within ten (10) business days after being served with the ROFR Notice (the “Acceptance Period”).

(c) The ROFR Acceptance shall include the date on which the Purchaser will purchase the ROFR Shares in consideration for the Proposed PPS, which shall be on or by the later of: (i) five (5) business days after the date of the ROFR Acceptance; and (ii) three (3) days prior to the proposed date of closing of the Transfer of the Proposed Shares in the Offer.

4.3. Termination Notice.

(a) If the Purchaser either: (i) does not deliver a ROFR Acceptance to the Seller during the Acceptance Period or (ii) delivers a ROFR Acceptance to the Seller during the Acceptance Period, but fails to comply with its obligations with respect to acquiring the ROFR Shares within the above mentioned time frame, then the Seller shall be entitled to accept the Offer (at a price per share equal to or higher than the Proposed PPS), and if the Seller does accept the Offer, then it shall notify the Purchaser of such acceptance of the Offer and the automatic termination of this Agreement with respect to such number of Ordinary Shares actually sold to the Proposed Purchaser (a “Termination Notice” and the “Sold Shares” respectively), the details of which shall include the identity of the Proposed Purchaser, the Proposed PPS, and any other terms and conditions of the acquisition.

(b) In consideration for the Purchaser’s time and effort and expenses in connection with this Agreement with respect to the number of Sold Shares subject to that Termination Notice, the Seller shall pay to the Purchaser, on or by the date of the consummation of the sale of the Sold Shares, a fee (the “Compensation”) equal to:

(i) for the first NIS 10,000,000 of the Increased Consideration (calculated in accordance with Section 4.3(c) below), a fee equal to 15% of the Increased Consideration; and

(ii) thereafter, a fee equal to 5% of the Increased Consideration in excess of the first NIS 10,000,000 of the Increased Consideration.

(c) For the purpose of Section 4.3(b), “Increased Consideration” is calculated using the following formula:

IC = SS x (CPPS – PPS)

Where:

IC = the Increased Consideration.

SS = the Sold Shares minus any Ordinary Shares sold by the Purchaser in accordance with Section 4.4 below.

CPPS = the higher of (A) the Proposed PPS and (B) 110% of the Deferred Price Per Share.

PPS = the Deferred Price Per Share.

4.4. Co-Sale Right. Within five (5) business days of being served with the Termination Notice (the “Election Period”), the Purchaser may deliver to the Seller a notice in which it elects to participate in the sale of the Sold Shares to the Proposed Purchaser (the “Co-Sale Election Notice”). In the event that the Purchaser delivers the Co-Sale Election Notice, then the Purchaser shall sell to the Proposed Purchaser, at the Proposed PPS, the Ordinary Shares it has already acquired under this Agreement on the same terms and conditions as set forth in the Offer, such that the Purchaser shall Transfer to the Proposed Purchaser the number of Ordinary Shares equal to the outcome of: (a) the Proposed Shares; multiplied by (b) (i) the aggregate number of Ordinary Shares held by it; divided by (ii) the aggregate number of Ordinary Shares held by the Parties; and the number of Ordinary Shares to be sold by the Seller pursuant to the Offer shall be reduced accordingly.

5. Miscellaneous.

5.1. Notices.

(a) Any notice required or permitted to be given by either Party under this Agreement shall be in writing and shall be deemed effectively given upon the earlier of: (i) personal delivery; (ii) transmission, if transmitted by electronic mail during normal business hours of the recipient, or, if not sent during normal business hours, the recipient’s next business day (provided, that, in either case, the transmitting party shall not have received a bounce-back or other notice of the failure of such delivery); (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) two (2) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt.

(b) Until receipt of written notice to the contrary, the Parties’ addresses for notices are as follows:

Seller	Purchaser

Elbit Imaging Ltd.	Focused Holdings 3, as a series of ECG LP
3 Shimshon St., Olympia C Tower	250 Park Avenue, 7th Floor
Petach Tikva, 4900102 Israel	New York, NY 10177
Attn: Yael Naftali, CFO	Attn: Sim Mann
Email: Yaele@elbitimaging.com	Email: smann@exigentcap.com

5.2. Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. None of the rights, privileges, or obligations set forth in, arising under, or created by this Agreement may be assigned or transferred without the prior consent in writing of the Seller and the Purchaser, provided however, that the Purchaser may assign all or any part of its rights and obligations hereunder to its Affiliates or other Affiliates of Exigent Management Ltd.

5.3. Governing Law; Jurisdiction. This Agreement shall be governed by and construed according to the laws of the State of Israel, without regard to the conflict of laws provisions thereof. Any dispute arising under or in relation to this Agreement shall be resolved exclusively in the competent courts of Tel Aviv, Israel, and each Party hereby irrevocably submits to the exclusive jurisdiction of such courts.

5.4. Counterparts. This Agreement may be executed and delivered by PDF format or other electronic transmission and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.5. Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

5.6. Amendments and Waivers. Any term of this Agreement may be amended, terminated or waived (either prospectively or retroactively and either generally or in a particular instance) only with the written consent of the Seller and the Purchaser.

5.7. Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

5.8. Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.

5.9. Entire Agreement. This Agreement (including the Schedules hereto) constitutes the full and entire understanding and agreement between the Parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

5.10. Expenses. Each Party shall pay all of its own costs and expenses it incurs with respect to the negotiation, execution, delivery and performance of this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Share Purchase Agreement as of the date first written above.

SELLER	PURCHASER

ELBIT IMAGING LTD.	FOCUSED HOLDINGS 3, as a Series of ECG LP

By:	By its General Partner FOCUSED PARTNERS 3 LP:
Name:	Name:
Title	Title

EXHIBIT A: Amended and Restated Voting Agreement

This AMENDED AND RESTATED VOTING AGREEMENT (this “Agreement”) is made as of this 7th day of February, 2019 (the “Effective Date”), by and between ELBIT IMAGING LTD., a public company incorporated under the laws of the State of Israel (Company No. 52-004303-5) (the “Elbit Imaging”) and FOCUSED PARTNERS 3 LP, as general partner of FOCUSED HOLDINGS 3, as a Series of ECG LP, and on behalf of its Affiliates (collectively, “FP3”, and together with Elbit Imaging, each is referred to as a “Party” and collectively as the “Parties”). (For purposes of this Agreement, an “Affiliate” is an entity which controls, is controlled by, is under common control with, or is under common management with, another entity); and

WHEREAS, the Parties are the legal and beneficial holders of ordinary shares, no par value (“Ordinary Shares”) of Elbit Medical Technologies Ltd., a public company incorporated under the laws of the State of Israel (Company No. 52-003964-5) (the “Company”);

WHEREAS, Elbit Imaging and Focused Holdings 3, as a Series of ECG LP, entered into a Voting Agreement as of August 7, 2018 (the “Voting Agreement”) which set forth certain matters regarding their holdings in the Company and to provide for the continuing representation of the parties on the Board of Directors of the Company; and

WHEREAS, the Parties wish to amend and restate the Voting Agreement in the manner set forth below.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the Parties hereby agree as follows:

6. Composition of the Board of Directors.

6.1. Each Party undertakes to vote or cause to be voted all Ordinary Shares owned by it (including without limitation, any Ordinary Shares owned by it upon exercise or conversion of any options, warrants or other convertible securities it holds) (the “Voting Securities”) at any General Meeting of the Company (a “General Meeting”) at which members of the Company’s Board of Directors (the “Board”) are appointed, on the terms set forth herein.

6.2. The parties agree to use their power as shareholders in the Company so that as long as FP3 is the legal and beneficial holder of ten percent (10%) or more of the Company’s issued and outstanding Ordinary Shares then the Board shall be comprised of seven (7) members, of whom:

(a) two (2) members of the Board shall be external directors (“dahatzim”), in accordance with Section 239 of the Israeli Companies Law 5759-1999 (the “External Directors”); and

(b) one (1) member of the Board shall be an independent director as defined under the Nasdaq rules and regulations (the “Independent Director”).

6.3. The Parties shall use their Voting Securities to elect the members of the Board (excluding the Independent Director) (the “Board Members”) as follows:

(a) If FP3 is the legal and beneficial holder of less than ten percent (10%) of the Company’s issued and outstanding Ordinary Shares, then all candidates to serve as Board Members will be proposed by Elbit Imaging; and the Parties will vote in favor of electing those candidates.

(b) If FP3 is the legal and beneficial holder of ten percent (10%) or more of the Company’s issued and outstanding Ordinary Shares but less than thirty percent (30%) of the Company’s issued and outstanding Ordinary Shares, then (i) five (5) candidates to serve as Board Members (including the two (2) candidates to serve as External Directors) will be proposed by Elbit Imaging and (ii) one (1) candidate will be proposed by FP3; and the Parties will vote in favor of electing those candidates;

Ex.A-1

(c) If FP3 is the legal and beneficial holder of thirty percent (30%) or more of the Company’s issued and outstanding Ordinary Shares but less than thirty-five percent (35%) of the Company’s issued and outstanding Ordinary Shares, then (i) four (4) candidates to serve as Board Members (including one (1) candidate to serve as an External Director) will be proposed by Elbit Imaging; and (ii) two (2) candidates to serve as Board Members (including one (1) candidate to serve as an External Director) will be proposed by FP3; and the Parties will vote in favor of electing those candidates; and

(d) If FP3 is the legal and beneficial holder of thirty-five percent (35%) or more of the Company’s issued and outstanding Ordinary Shares, then: (i) three (3) candidates to serve as Board Members (including one (1) candidate to serve as an External Director) will be proposed by Elbit Imaging, and (ii) three (3) candidates to serve as Board Members (including one (1) candidate to serve as an External Director) will be proposed by FP3 provided however, that if the percentage shareholding of FP3 of the Company’s issued and outstanding Ordinary Shares in such case is more than 1.5 times the percentage shareholding of Elbit Imaging of the Company’s issued and outstanding Ordinary Shares, then: (i) two (2) candidates to serve as Board Members (including one (1) candidate to serve as an External Director) will be proposed by Elbit Imaging, and (ii) four (4) candidates to serve as Board Members (including one (1) candidate to serve as an External Director) will be proposed by FP3. The Parties will vote in favor of electing those candidates.

6.4. The Party holding the majority of Ordinary Shares held by the Parties (the “Majority Party”) shall, after consultation with the other Party, propose the candidates for the position of Independent Director, and the Parties shall vote their Voting Securities to vote in favor of electing the Independent Director proposed by the Majority Party. For the avoidance of doubt, the Majority Party shall have no obligation to accept any recommendation of candidates for the positions of Independent Director from the other Party.

6.5. Notwithstanding the foregoing, in the event of the termination or vacancy of position of a member of the Board, who was proposed by a Party (in this section, the “Nominating Party”), then, subject to a notice by the Nominating Party of its wish to fill such vacancy, each Party shall use its best efforts, subject to applicable law, to cause the Company to call for a General Meeting for the election of a replacement member whose identity will be determined by the Nominating Party and to vote or cause to be voted all of its Voting Securities in favor of the election of such candidate.

6.6. A Nominating Party is not obligated to exercise its rights to propose a member of the Board as stipulated in this section and the exercise of such rights is subject to the Nominating Party’s full discretion. The fact that a Nominating Party has not exercised its rights immediately following the creation of a vacancy in the Board or for any period of time afterwards, shall not be deemed to be, or construed as, a waiver by such Nominating Party of its rights under this Agreement, and the other Party shall act to fulfill its obligations under this Agreement immediately after the Nominating Party has notified of its wish to exercise its rights under the Agreement.

6.7. The Parties shall not vote to terminate the office of a member of the Board who was proposed by a Party without obtaining the prior written consent of the nominating Party.

6.8. Each Party undertakes not to vote any Voting Securities (whether at a meeting of shareholders or by written consent in lieu of a meeting of shareholders) with respect to the election, removal or replacement of the members of the Board or their replacements unless in accordance with the provisions of this Agreement. To the extent the number of members of the Board is increased above seven, notwithstanding the Parties’ undertaking in Section 1.2, the Parties shall act in good faith to retain the same relative nomination rights set forth in this Section 1 with respect to the increased Board.

6.9. In the event of any share split, share dividend, recapitalization, reorganization, combination or the acquisition or receipt of additional Company shares, the provisions of this Agreement shall apply also to any Ordinary Shares issued to or otherwise held by the Parties.

Ex.A-2

7. Right of First Offer.

7.1. Subject to Section 2.2 below, commencing May 13, 2019, in the event that a Party (the “Transferor”) wishes to sell, assign, transfer, or otherwise dispose of (other than by way of the pledge, hypothecation or grant of any security interest in (each, a “Lien”) any Ordinary Shares held by a Party, to the extent that such Lien expressly provides by its terms that the realization of such Lien and the resulting intended transfer of the shares underlying such Lien shall be considered a Transfer for all intents and purposes of, and be subject to all of the provisions governing Transfers of shares under these Agreement, including for purposes of this Section 2) (each, a “Transfer”) its Ordinary Shares, then it shall only do so in accordance with the following provisions (the “ROFO”):

(a) The Transferor deliver a notice (a “ROFO Notice”) to the other Party (the “Entitled Shareholder”) stating: (i) its bona fide intention to Transfer Ordinary Shares held by it; (ii) the number of such Ordinary Shares to be offered (the “Offered Shares”); and (iii) the price and terms, if any, upon which it proposes to Transfer such Offered Shares.

(b) The Entitled Shareholder shall have ten (10) Business Days (as defined below) after receiving the ROFO Notice (the “Acceptance Period”) to deliver to the Transferor an offer (a “ROFO Offer”) to acquire all or any portion of the Offered Shares, in which it shall state: (i) the amount of Ordinary Shares it will purchase out of the Offered Shares (the “Purchased Shares”); (ii) the price per share for which it will pay for the Purchased Shares (the “ROFO PPS”); and (iii) the date on which the Entitled Shareholder will purchase the Purchased Shares in consideration for the ROFR PPS, which shall be no more than five (5) business days after the end of the Acceptance Period (the “Payment Date”). A failure by the Entitled Shareholder to deliver a ROFO Offer during the Acceptance Period or to pay the full consideration for the Purchased Shares (calculated by multiplying the: (a) number of Purchased Shares; by (b) the ROFO PPS) on the Payment Date, shall be deemed to be a waiver of its ROFO with respect to the proposed Transfer of such Offered Shares.

“Business Day” shall mean - Every day on which most of the banks in Israel are open for transactions.

(c) If the Entitled Shareholder either waives its ROFO, does not deliver a ROFO Offer during the Acceptance Period, or does not pay the full consideration for the Purchased Shares on the Payment Date, then the Transferor may, during the period of ninety (90) days following the expiration of the Acceptance Period (“Permitted Sale Period”), offer the Offered Shares to any person or persons at a price higher than the ROFO PPS. If the Transferor does not consummate an agreement during the Permitted Sale Period, then the Transfer of the Offered Shares shall again be subject to the provisions of this Section 2.1.

7.2. Notwithstanding the foregoing, the ROFO in Section 2.1 above shall not apply to any Transfer by a Transferor of up to three and a half percent (3.5%) of the issued and outstanding share capital of the Company in any forty-five (45) day period.

Ex.A-3

8. Termination.

Either party may terminate this Agreement following the third (3rd) anniversary of the Effective Date. This Agreement shall automatically terminate at the time at which either Party no longer holds any Ordinary Shares.

9. No Revocation.

This Agreement is coupled with an interest and may not be modified, amended, revoked or terminated, except by expiration or termination in accordance with Section 3 above or an amendment effected in accordance with Section 5.6 hereof.

10. Miscellaneous.

10.1. Notices.

(a) Any notice required or permitted to be given by either Party under this Agreement shall be in writing and shall be deemed effectively given upon the earlier of: (i) the day of personal delivery; (ii) transmission, if transmitted by electronic mail during normal business hours of the recipient, or, if not sent during normal business hours, the recipient’s next business day (provided, that, in either case, the transmitting party shall not have received a bounce-back or other notice of the failure of such delivery); (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) two (2) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt.

(b) The Parties’ addresses for notices are as follows:

Elbit Imaging	FP3

Elbit Imaging Ltd.	Focused Partners 3
3 Shimshon St., Olympia C Tower	250 Park Avenue, 7th Floor
Petach Tikva, 4900102 Israel	New York, NY 10177
Attn: Yael Naftali, CFO	Attn: Sim Mann
Email: Yaele@elbitimaging.com	Email: smann@exigentcap.com

10.2. Successors and Assigns. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. None of the rights, privileges, or obligations set forth in, arising under, or created by this Agreement may be assigned or transferred without the prior written consent of the Parties.

10.3. Governing Law; Jurisdiction. This Agreement shall be governed by and construed according to the laws of the State of Israel, without regard to the conflict of laws provisions thereof. Any dispute arising under or in relation to this Agreement shall be resolved exclusively in the competent courts of Tel Aviv, Israel, and each Party hereby irrevocably submits to the exclusive jurisdiction of such courts.

10.4. Counterparts. This Agreement may be executed and delivered by PDF format or other electronic transmission and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Ex.A-4

10.5. Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

10.6. Amendments and Waivers. This Agreement replaces in its entirety the Voting Agreement entered into August 7, 2018. Any term of this Agreement may be amended, terminated or waived (either prospectively or retroactively and either generally or in a particular instance) only with the written consent of Elbit Imaging and FP3.

10.7. Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

10.8. Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.

10.9. Entire Agreement. This Agreement constitutes the full and entire understanding and agreement between the Parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

10.10. Expenses. Each Party shall pay all of its own costs and expenses it incurs with respect to the negotiation, execution, delivery and performance of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

ELBIT IMAGING LTD.	FOCUSED PARTNERS 3 LP

By:	By:
Name:	Name:
Title	Title

Ex.A-5

We hereby acknowledge and agree to this Amended and Restated Voting Agreement:

FOCUSED HOLDINGS 3, as a Series of ECG LP

By its General Partner: Focused Partners 3 LP

Name:
Title

Ex.A-5